BANTA CORPORATION
                 SUPPLEMENTAL RETIREMENT PLAN FOR KEY EMPLOYEES



                 As Amended and Restated Effective July 1, 1995


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                                BANTA CORPORATION
                 SUPPLEMENTAL RETIREMENT PLAN FOR KEY EMPLOYEES


   1.   Purpose of the Plan

             The purpose of this Banta Corporation Supplemental Retirement Plan for Key Employees (hereinafter referred to as the "Supplemental Plan") is to provide retirement income to Eligible Employees. It is intended that the benefits provided hereunder, together with benefits paid under the tax-qualified pension plans maintained by the Employers, will provide Eligible Employees with total retirement benefits consistent with current trends in retirement pay planning, and thus better enable the Employers to attract and retain the key management personnel upon whose efforts the continued successful and profitable operation of their businesses depend.


   2.   Effective Date

             The Supplemental Plan became effective as of January 1, 1980.


   3.   Definitions

             The following terms used herein shall have the same meanings as the similar terms defined by the Banta Corporation Salaried Employees Pension Plan (hereinafter referred to as the "Retirement Plan"):

                  (a)  Average Monthly Compensation
                  (b)  Compensation
                  (c)  Corporation
                  (d)  Disability
                  (e)  Employers
                  (f)  Normal Retirement Date

   The term "Committee" shall have the same meaning as the term "Administrative Committee" in the Retirement Plan. Notwithstanding the foregoing, for purposes of this Supplemental Plan, "Compensation" and "Average Monthly Compensation" for any period (1) shall be deemed to include any amounts not otherwise included therein or taken into account in the calculation thereof which the Eligible Employee would have received for such period but for his election to defer such amount pursuant to the Banta Corporation 1985 Deferred Compensation Plan and/or the Banta Corporation 1988 Deferred Compensation Plan, and (2) shall be calculated without regard to the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 on the amount of compensation that may be taken into account by plans qualifying under such Section.

             The following terms shall have the meanings set forth below:

             "Qualified Plan Benefits" means an Eligible Employee's aggregate benefits accrued under the terms of the Retirement Plan (or any successor to such Plan) and any other tax-qualified defined benefit pension plan to which an Employer contributes, stated as a benefit payable in the form of a single life annuity commencing on his Normal Retirement Date.

             "Eligible Employee" means an employee of an Employer who:
             (i) is the president of an Employer, or is in compensation grade 23 or above under the corporate compensation program in effect as of January 1, 1984 (or the comparable compensation grade under any modified or successor program, as determined by the Committee); (ii) has been approved for participation in this Supplemental Plan by the Executive Committee of the Board of Directors of the Corporation; and
             (iii) has entered into an agreement with the Corporation calling for his participation herein.

             "Credited Service" means the Eligible Employee's years and fractional portions thereof of Credited Service accumulated under the terms of the Retirement Plan plus, for an Eligible Employee whose employment is terminated on account of a Disability, the period of such Disability prior to his Normal Retirement Date which is not counted as Credited Service under the Retirement Plan, if any.
             "Eligibility Date" means the date on which the employee first enters compensation grade 23 or above or becomes the president of an Employer.


   4.   Administration

             The Supplemental Plan shall be administered by the Committee. The Committee shall have the discretionary authority to construe and interpret the terms of the Supplemental Plan, to promulgate and revise rules and regulations relating to the Supplemental Plan and to make any other determinations which it deems necessary or advisable for the administration thereof. Decisions and determinations by the Committee shall be final and binding on all parties, unless arbitrary and capricious.

   5.   Amount of Supplemental Retirement Benefits

             An eligible Employee's monthly benefits under this Supplemental Plan shall be equal to the sum of (i) and (ii) below, less (iii) below, determined as of the date his first monthly benefit payment is paid under the terms of the Retirement Plan:

               (i)     2.5% of the Eligible Employee's Average
                       Monthly Compensation multiplied by his years of Credited Service, to a maximum of 10 years; plus

              (ii) 1.5% of his Average Monthly Compensation multiplied by his years of Credited Service in excess of 10 years to a maximum of 25 such years; minus

             (iii)     the amount of his Qualified Plan Benefits.


   6.   Eligibility For and Form and Timing of Benefits

             (a)  Except for the benefits described in subparagraphs (c) and
   (d) of this Paragraph, no benefits shall be payable under this Plan on account of an Eligible Employee, unless:

               (i) Such Eligible Employee or his spouse becomes entitled to benefits under the Retirement
                       Plan; and

              (ii) In the case of an Eligible Employee approved for participation herein on or after January 1, 1984, he shall have met one of the following requirements as of the date his employment terminates:

                       (A)  Completion of 10 years of continuous
                            service after his Eligibility Date;

                       (B)  Completion of 5 years of continuous
                            service after his Eligibility Date and
                            attainment of age 57;

                       (C)  Attainment of age 65; or


                       (D)  Death while employed with the Employers.

             (b) The benefits computed under Paragraph 5 shall be paid to the Eligible Employee (and/or his spouse or other contingent annuitant or beneficiary) at such times and in such form and amounts as if such benefits were accrued under the Retirement Plan (including reductions for early commencement and form of benefits under said Retirement Plan). Elections made under the Retirement Plan as to the form and timing of benefit payments shall also apply to benefits under this Supplemental Plan.

             (c) In the event of the death of an Eligible Employee while actively employed by an Employer or during a period of Disability counted as Credited Service hereunder, but prior to the date on which his spouse would be eligible to receive any benefits under the Retirement Plan, his surviving spouse, if any, shall be entitled to monthly benefits for life under this Supplemental Plan equal to one-half of the amount determined under Paragraph 5 above, provided that clause (iii) thereof shall not apply. Such benefits shall be calculated as of the date of the Eligible Employee's death and shall commence as of the first day of the following month.

             (d) If an Eligible Employee's employment is terminated on account of a Disability and either (i) such Disability continues to his Normal Retirement Date, or (ii) at the cessation of such Disability such Eligible Employee has accumulated at least 10 years of Credited Service, then such Eligible Employee shall be entitled to benefits hereunder commencing on his Normal Retirement Date. The amount of such benefits shall be the amount calculated under Paragraph 5 above, provided that clause (iii) thereof shall apply only if and to the extent the Eligible Employee is entitled to receive Qualified Plan Benefits. Such benefits shall be paid as provided in subparagraph (b) of this Paragraph.


   7.   Effect of Change in Employment Status

             In the event an Eligible Employee (who is approved for participation herein on or after January 1, 1984) is transferred to a position with the Employer in which he is not an Eligible Employee as defined herein, such former Eligible Employer shall be entitled to benefits hereunder if at the time of his actual termination of employment with the Employers he has satisfied the conditions of Paragraph 6(a), (c) or (d). The amount of such benefits shall be calculated under Paragraph 5 on the basis of his Average Monthly Compensation and Credited Service as of the date such transfer occurred, reduced by the amount of his Qualified Plan Benefit calculated as of that date but adjusted for any increase in Qualified Plan Benefits resulting from subsequent amendments to the Retirement Plan.


   8.   Nature of Benefit

             Eligible Employees who are entitled to benefits hereunder have the status of general unsecured creditors of the Employers. The Supplemental Plan constitutes a mere promise by the Employers to make benefit payments in the future as provided herein. It is intended that the Supplemental Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.


   9.   Non-Alienation of Payments

             Benefits payable under the Supplemental Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, anticipation or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge, anticipate or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Committee or the Corporation. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Eligible Employee or other person entitled thereto hereunder. If any such person shall attempt to alienate, sell, transfer, assign, pledge, anticipate or encumber any benefit payments to be made to that person under the Supplemental Plan or any part thereof, or if by reason of such person's bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Committee in its discretion, may terminate such person's interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Committee deems proper.


   10.  Limitation of Rights Against the Employers

             Participation in this Supplemental Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such person's employment at any time, evidencing any agreement or understanding that the Employers will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Employers.


   11.  Applicable Laws

             The Supplemental Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin to the extent not preempted by federal law.


   12.  Liability

             Neither the Employers nor any shareholder, director, officer or other employee of the Employers or any other person shall be liable for any act or failure to act hereunder except for gross negligence or fraud.


   13.  Amendment or Termination

             (a) The Corporation, by action of its board of directors, reserves the right to amend or modify this Supplemental Plan at any time, provided that no such amendment or modification shall adversely affect an Eligible Employee's right to benefits hereunder without his written consent, unless the Corporation shall have substituted therefor an equivalent amount of immediate or deferred compensation under some other plan, program or individual agreement with the Eligible Employee.

             (b) It is understood that an Eligible Employee's entitlement to benefits under this Supplemental Plan may be automatically reduced as the result of an increase in his Qualified Plan Benefits. If, as of any date, an Eligible Employee's Qualified Plan Benefits projected to his Normal Retirement Date are such that if the Eligible Employee continued in the service of the Employers through his Normal Retirement Date he would not be expected to be entitled to any benefits from this Supplemental Plan, then such Eligible Employee's rights to any benefits hereunder shall cease, whether or not he ultimately becomes entitled to the full amount of such projected Qualified Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Corporation to amend or modify the Retirement Plan or any other employee benefit plan in its sole discretion.